Exhibit 99.4

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in Amendment No. 1 to the Registration Statement (the “Registration Statement”) of CBS Corporation (“CBS”) on Form S-4 and in the Joint Consent Solicitation Statement/Prospectus of CBS and Viacom Inc. (“Viacom”), which is part of the Registration Statement, of our opinion dated August 13, 2019, appearing as Annex L to such Joint Consent Solicitation Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinions of the Viacom Special Committee’s Financial Advisors—Opinion of Morgan Stanley,” “Risk Factors—Risk Factors Relating to the Merger,” “Risk Factors—Risk Factors Relating to ViacomCBS After the Closing,” “The Merger—Background of the Merger,” “The Merger—Recommendations of the Viacom Special Committee and the Viacom Board of Directors; Reasons for Viacom to Enter into the Merger Agreement,” “The Merger—Certain Viacom Unaudited Prospective Financial Information,” and “The Merger—Opinions of the Viacom Special Committee’s Financial Advisors—Opinion of Morgan Stanley.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules or regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Adam Waltz
Name: Adam Waltz Title: Executive Director

New York, New York

October 24, 2019